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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*

                                Northeast Bancorp
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $ 1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    663904100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               September 16, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages.
                         Exhibit Index located on Page ___      SEC 1746 (12-91)

                                  SCHEDULE 13D
------------------------                                    --------------------
 CUSIP No.    663904100                                      Page 2 of 13 pages
------------------------                                    --------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                            [ ]

--------------------------------------------------------------------------------
   6       CITIZEN OR PLACE OF ORGANIZATION

               New York
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                     202,900
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    202,900
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               202,900
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]


--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.7%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         2 of 13

                                  SCHEDULE 13D
------------------------                                    --------------------
 CUSIP No.    663904100                                      Page 3 of 13 pages
------------------------                                    --------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOAM Holdings, LLC
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                            [ ]

--------------------------------------------------------------------------------
   6       CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                     164,000
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    164,000
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               164,000
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]


--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.2%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         3 of 13

                                  SCHEDULE 13D
------------------------                                    --------------------
 CUSIP No.    663904100                                      Page 4 of 13 pages
------------------------                                    --------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                            [ ]

--------------------------------------------------------------------------------
   6       CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                     10,800
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    10,800
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,800
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]


--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.4%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         4 of 13

                                  SCHEDULE 13D
------------------------                                    --------------------
 CUSIP No.    663904100                                      Page 5 of 13 pages
------------------------                                    --------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners II, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                            [ ]

--------------------------------------------------------------------------------
   6       CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                     34,400
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    34,400
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               34,400
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]


--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.3%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         5 of 13

                                  SCHEDULE 13D
------------------------                                    --------------------
 CUSIP No.    663904100                                      Page 6 of 13 pages
------------------------                                    --------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                            [ ]

--------------------------------------------------------------------------------
   6       CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                     15,900
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    15,900
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               15,900
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]


--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         6 of 13

                                  SCHEDULE 13D
------------------------                                    --------------------
 CUSIP No.    663904100                                      Page 7 of 13 pages
------------------------                                    --------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                            [ ]

--------------------------------------------------------------------------------
   6       CITIZEN OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                     102,900
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    102,900
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               102,900
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]


--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.9%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         7 of 13

                                  SCHEDULE 13D
------------------------                                    --------------------
 CUSIP No.    663904100                                      Page 8 of 13 pages
------------------------                                    --------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, Ltd
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       SOURCE OF FUNDS*

               WC
--------------------------------------------------------------------------------
   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                            [ ]

--------------------------------------------------------------------------------
   6       CITIZEN OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                     38,900
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    38,900
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               38,900
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]


--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.5%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         8 of 13

                                  SCHEDULE 13D
------------------------                                    --------------------
 CUSIP No.    663904100                                      Page 9 of 13 pages
------------------------                                    --------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY

--------------------------------------------------------------------------------
   4       SOURCE OF FUNDS*

               00
--------------------------------------------------------------------------------
   5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEMS 2(d) or 2(e)                                            [ ]

--------------------------------------------------------------------------------
   6       CITIZEN OR PLACE OF ORGANIZATION

               USA
--------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
         NUMBER OF
          SHARES            ----------------------------------------------------
       BENEFICIALLY          8    SHARED VOTING POWER
         OWNED BY
           EACH                     202,900
        REPORTING           ----------------------------------------------------
         PERSON              9    SOLE DISPOSITIVE POWER
          WITH
                            ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    202,900
--------------------------------------------------------------------------------
  11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               202,900
--------------------------------------------------------------------------------
  12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]


--------------------------------------------------------------------------------
  13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.6%
--------------------------------------------------------------------------------
  14       TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                         9 of 13

         This Amendment No. 2 to Schedule 13D relating to Northeast Bancorp (the "Issuer") is being filed on behalf of the undersigned to amend Amendment No. 1 to the Schedule 13D dated March 7, 2002 and the Schedule 13D dated April 20, 2001 (the "Schedule 13D'). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 3.  Source and Amount of Funds.

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $104,868, $157,979, $329,285, $1,110,870 and $476,764, respectively. Such shares were purchased with the investment capital of the respective entities.

Item 5.  Interest in Securities of the Issuer.

(a) Based upon an aggregate of 2,647,712 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as of the close of business on September 26, 2002:

    (i) MP beneficially owned 10,800 shares of Common Stock, constituting approximately 0.4% of the shares outstanding.

    (ii) MHF beneficially owned 15,900 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

    (iii) MPII beneficially owned 34,400 shares of Common Stock, constituting approximately 1.3% of the shares outstanding.

    (iv) MHFII beneficially owned 102,900 shares of Common Stock, constituting approximately 3.9% of the shares outstanding.

    (v) MO beneficially owned 38,900 shares of Common Stock, constituting approximately 1.5% of the shares outstanding.

    (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 10,800 shares owned by MP, the 15,900 shares owned by MHF, the 34,400 shares owned by MPII, the 102,900 shares owned by MHFII and the 38,900 shares owned by MO, or an aggregate of 202,900 shares of Common Stock, constituting approximately 7.7% of the shares outstanding.

    (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 10,800 shares owned by MP, the 15,900 shares owned by MHF, the 34,400 shares owned by MPII, and the 102,900 shares owned by MHFII, or an aggregate of 164,000 shares of Common Stock, constituting approximately 6.2% of the shares outstanding.

  (viii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 10,800 shares owned by MP, the 15,900 shares owned by MHF, the 34,400 shares owned by MPII, the 102,900 shares owned by MHFII and the 38,900 shares owned by MO, or an aggregate of 202,900 shares of Common Stock, constituting approximately 7.7 of the shares outstanding.

   (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 202,900 shares of Common Stock, constituting approximately 7.7% of the shares outstanding.

   (ix)  2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to September 26, 2002, MP effected no transactions in the Common Stock.

         During the sixty days prior to September 26, 2002, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                       Number        Price
             Date        Action      of Shares     per Share
             ----        ------      ---------     ---------
           09/16/02      Bought         550         $14.255
           09/12/02      Bought         150         $14.310
           09/09/02      Bought         100         $14.310
           08/12/02      Bought         200         $14.310

         During the sixty days prior to September 26, 2002, MPII effected no transactions in the Common Stock.

         During the sixty days prior to September 26, 2002, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                       Number        Price
             Date        Action      of Shares     per Share
             ----        ------      ---------     ---------
           09/16/02      Bought         2,000       $14.255
           09/12/02      Bought           900       $14.310
           09/09/02      Bought           500       $14.310
           08/12/02      Bought         1,600       $14.310
           07/23/02      Bought         3,100       $14.402
           07/19/02      Bought         1,000       $14.752

         During the sixty days prior to September 26, 2002, MO effected the following transactions in the Common Stock in open market transactions with brokers:

                                       Number        Price
             Date        Action      of Shares     per Share
             ----        ------      ---------     ---------
           09/16/02      Bought         6,150       $14.255
           09/13/02      Bought         1,000       $14.310
           09/12/02      Bought         2,950       $14.310
           09/09/02      Bought         1,600       $14.310
           08/12/02      Bought         5,200       $14.310
           08/05/02      Bought           100       $14.310
           07/23/02      Bought         1,200       $14.402
           07/19/02      Bought           300       $14.752

(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 23, 2002

MALTA PARTNERS, L.P.                                 MALTA HEDGE FUND, L.P.
By:      SOAM Holdings, LLC,                         By:      SOAM Holdings, LLC,
         the sole general partner                             the sole general partner


By: /s/ Terry Maltese                                By: /s/ Terry Maltese
   ------------------------------------                 ------------------------------------------------
        Terry Maltese                                        Terry Maltese
        President                                            President

MALTA PARTNERS II, L.P.                     MALTA HEDGE FUND II, L.P.

By:      SOAM Holdings, LLC,                         By:      SOAM Holdings, LLC,
         the sole general partner                             the sole general partner


By: /s Terry Maltese                                 By: /s/ Terry Maltese
   -----------------------------------                  ----------------------------------------------
        Terry Maltese                                        Terry Maltese
        President                                            President

MALTA OFFSHORE, LTD                                  Sandler O'Neill Asset Management LLC

By:      Sandler O'Neill Asset Management LLC

By: /s/ Terry Maltese                                By: /s/ Terry Maltese
   ----------------------------------                    -----------------------------------------------
        Terry Maltese                                        Terry Maltese
        President                                            President

SOAM Holdings, LLC                                   Terry Maltese

By: /s/ Terry Maltese                                /s/ Terry Maltese
   ----------------------------------                -----------------------------------
        Terry Maltese                                        Terry Maltese
        President